SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NIOCORP DEVELOPMENTS LTD.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of Incorporation or organization)	98-1262185 (I.R.S. Employer Identification No.)
7000 South Yosemite Street, Suite 115 Centennial, Colorado 80112 (Address of Principal Executive Offices)

NIOCORP DEVELOPMENTS LTD. 2016 INCENTIVE STOCK OPTION PLAN (Full title of the plans)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (US$)		Proposed Maximum Aggregate Offering Price (US$)	Amount of Registration Fee (US$)
Common shares without par value issuable pursuant to Options outstanding under the 2016 Incentive Stock Option Plan	12,175,000	(1)	$0.526	(2)(3)	$6,404,050	$742.23
Common shares without par value issuable pursuant to Options available for grant under the 2016 Incentive Stock Option Plan	6,284,812	(4)	$0.578	(2)(5)	$3,632,621	$421.02
Total	18,459,812		N/A		$10,036,671	$1,163.25

(1)	Common Shares, without par value, available for issuance by the Corporation pursuant to Options granted and outstanding under the 2016 Incentive Stock Option Plan as of December 19, 2016.
(2)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Calculated in accordance with Rule 457(h)(1) under the Securities Act based on the weighted average exercise price of unregistered Options granted and outstanding under the 2016 Incentive Stock Option Plan as of December 19, 2016 of C$0.705 converted into United States dollars based on the noon exchange rate as reported by the Bank of Canada on December 19, 2016 of C$1.00=U.S$0.74644.
(4)	Common Shares, without par value, available for issuance by the Corporation pursuant to Options available for grant under the 2016 Incentive Stock Option Plan.
(5)	The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the high and low bid prices ($0.588 and $0.568, respectively) for the Corporation’s Common Shares on December 16, 2016 as quoted on the OTCQX.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents to be sent or given to participants in the NioCorp Developments Ltd. 2016 Incentive Stock Option Plan covered by this Registration Statement on Form S-8 pursuant to Rule 428(b)(1) of the United States Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Each plan participant will be provided a written notice that the documents incorporated by reference in Item 3 of Part II of this Registration Statement on Form S-8 and other documents required to be delivered to employees pursuant to Rule 428(b) are available, without charge, upon written or oral request to the Registrant. Requests may be directed to the Registrant at 7000 South Yosemite Street, Suite 115, Centennial, Colorado 80112 or (720) 639-4647.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)	the Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act as filed with the Commission on October 14, 2016, including the Registrant’s audited consolidated financial statements as at and for the years ended June 30, 2016 and 2015;

(b)	all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the prospectus incorporated by reference herein pursuant to (a) above; and

(c)	the description of the Registrant’s common stock contained in its registration statement on Form 8-A filed on October 28, 2016, including any amendment or report filed for purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The corporate laws of British Columbia allow us, and our corporate articles require us (subject to the provisions of the Business Corporations Act (British Columbia) noted below), to indemnify our Directors, former Directors, alternate Directors and their heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding if the eligible party has not been reimbursed for those expenses and is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding. Each Director and alternate Director is deemed to have contracted with the Company on the terms of the indemnity contained in our articles.

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For the purposes of such an indemnification:

“eligible party”, in relation to the Company, means an individual who

(1)	is or was a Director or officer of the Company,

(2)	is or was a director or officer of another corporation

(i)	at a time when the corporation is or was an affiliate of the Company, or

(ii)	at the request of the Company, or

(3)	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, except in the definition of “eligible proceeding” and certain other cases, the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:

(1)	is or may be joined as a party, or

(2)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

In addition, under the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of the Company’s articles noted above, the Company must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

(1)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(2)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

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(3)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(4)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not do either of the following:

(1)	indemnify the eligible party under section 160 (a) in respect of the proceeding; or

(2)	pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or the articles of the Company, on the application of the Company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(1)	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(2)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(3)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(4)	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;

(5)	make any other order the court considers appropriate.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	2016 Incentive Stock Option Plan as amended through December 19, 2016
4.2	Special Warrant Indenture in respect of 2014 Special Warrants (1)
4.3	Special Warrant Indenture in respect of 2015 Special Warrants (1)
4.4	Warrant Indenture in respect of the 2014 Warrants(1)
4.5	Warrant Indenture in respect of the 2015 Warrants(1)
5.1	Opinion of Miller Thompson LLP
23.1	Consent of Miller Thompson LLP (included in Exhibit 5.1)
23.2	Consent of BDO USA
23.3	Consent of Eric Larochelle, BEng (SMH Process Innovation)
23.4	Consent of Jeff Osborn, BEng Mining, MMSAQP (SRK Principal Consultant, Mining Engineer)

24.1	Power of Attorney (contained on the signature page of this registration statement)

(1)	Previously filed as an exhibit to the Company’s draft registration statement on Form S-1 submitted to the Commission on July 27, 2016 and incorporated herein by reference.

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Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on this 22 day of December, 2016.

NIOCORP DEVELOPMENTS LTD.

/s/ Mark A. Smith
Name:	Mark A. Smith
Title:	President and Chief Executive Officer
(Principal Executive Officer)

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Power of Attorney

Each person whose signature appears below constitutes and appoints Mark A. Smith and Neal Shah, or either of them, as true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for them in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments and Registration Statements filed pursuant to Rule 462 and otherwise), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Mark A. Smith Mark A. Smith	President, Chief Executive Officer and Director (Principal Executive Officer and Authorized U.S. Representative) and Chairman of the Board of Directors	December 22, 2016

/s/ Neal Shah Neal Shah	Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2016

/s/ Joseph A. Carrabba Joseph A. Carrabba	Director	December 22, 2016

/s/ Michael Morris Michael Morris	Director	December 22, 2016

/s/ David C. Beling David C. Beling	Director	December 22, 2016

/s/ Anna Castner Wightman Anna Castner Wightman	Director	December 22, 2016

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EXHIBIT INDEX

Exhibit Number	Description

4.1	2016 Incentive Stock Option Plan as amended through December 19, 2016
4.2	Special Warrant Indenture in respect of 2014 Special Warrants (1)
4.3	Special Warrant Indenture in respect of 2015 Special Warrants (1)
4.4	Warrant Indenture in respect of the 2014 Warrants(1)
4.5	Warrant Indenture in respect of the 2015 Warrants(1)
5.1	Opinion of Miller Thompson LLP
23.1	Consent of Miller Thompson LLP (included in Exhibit 5.1)
23.2	Consent of BDO USA
23.3	Consent of Eric Larochelle, BEng (SMH Process Innovation)
23.4	Consent of Jeff Osborn, BEng Mining, MMSAQP (SRK Principal Consultant, Mining Engineer)

24.1	Power of Attorney (contained on the signature page of this registration statement)

(1)	Previously filed as an exhibit to the Company’s draft registration statement on Form S-1 submitted to the Commission on July 27, 2016 and incorporated herein by reference.

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